Exhibit 10.1

INTELLIGENT BIO SOLUTIONS INC.

2019 Long Term Incentive Plan

AUSTRALIAN SUB-PLAN

Pursuant to Section 12.20 of the Intelligent Bio Solutions 2019 Long Term Incentive Plan as Amended and Restated from time to time (the “Plan”), the Committee has the authority to establish sub-plans under the Plan for purposes of satisfying the laws of jurisdictions that the Company intends to grant awards.

This Australian sub-plan (the “Australian Sub-Plan”) has been authorized by the Committee to ensure that the operation of the Plan, in respect of participants resident in Australia, complies with the requirements of Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (“ITAA 1997”), and to enable those participants to access the Australian tax deferral concessions available under Division 83A of the ITAA 1997, where the relevant conditions are satisfied. This Australian Sub-Plan shall be deemed a part of the Plan and in the event of a conflict, whether explicit or implied, between the provisions of the Plan and the Australian Sub-Plan, the Australian Sub-Plan shall govern and prevail.

1)	General.

a)	This Australian Sub-Plan applies to awards made to officers and directors who are covered by the Australian jurisdiction including relevant Australian Income Tax Jurisdiction.

b)	The Plan and future amendments thereto will continue to apply to Australian officers and directors with additional clauses as per the Australian Sub-Plan.

2)	Application. This Australian Sub-Plan applies to the following securities granted to participants in the Plan subject to this Australian Sub-Plan:

a)	Restricted Securities. Securities with a “restrictive” legend indicating that the securities may not be resold in the marketplace unless they are registered with the SEC or are exempt from the registration requirements; and

b)	Control Securities. Those securities held by an affiliate of the issuing company. An “affiliate” is a person, such as an executive officer, a director or large shareholder, in a relationship of control with the issuer. Control means the power to direct the management and policies of the company in question, whether through the ownership of voting securities, by contract, or otherwise.

3)	Incorporation of Terms of Award Agreements. For the avoidance of doubt, any terms in an award agreement granting Restricted Securities and/or Control Securities, including, but not limited to any terms regarding limitations on transfer, vesting, lapse of restrictions, forfeiture, and treatment of the shares upon termination of employment or service with the Company are hereby expressly incorporated by reference into this Australian Sub-Plan and shall apply in addition to, not in lieu of, the restrictions applicable to Restricted Securities and Control Securities subject to this Australian Sub-Plan.

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4)	Restrictions on Sale of Securities. In addition to the restrictions set forth in the Plan and applicable award agreement, the following restrictions apply to Restricted Securities and Control Securities subject to this Australian Sub-Plan:

a)	Initial Restriction Period. While the Company is a reporting company subject to the reporting rules of Securities Exchange Act of 1934, the securities are restricted from sale as follows:

i)	Tranche 1. 40% of the applicable securities with respect to a single award under the Plan subject to this Australian Sub-Plan (“Tranche 1”) will remain subject to a restriction on sale or transfer until the 6-month anniversary of the date that the securities vest in accordance with the terms of the applicable award agreement the (the “Vesting Date”), at which time the sale and transfer restrictions with respect to Tranche 1 will lapse.

ii)	Tranche 2. 30% of the applicable securities with respect to the applicable award under the Plan subject to this Australian Sub-Plan (“Tranche 2”) will remain subject to a restriction on sale and transfer until the 7-month anniversary of the Vesting Date, at which time the sale and transfer restrictions with respect to Tranche 2 will lapse.

iii)	Tranche 3. The remaining 30% of the applicable securities with respect to a single award under the Plan subject to this Australian Sub-Plan (“Tranche 3”) will remain subject to a restriction on sale and transfer until the 8-month anniversary of the Vesting Date, at which time the sale and transfer restrictions with respect to Tranche 3 will lapse.

b)	Restrictions Upon Conversion to Non-Reporting Company. If the Company is a reporting company subject to the reporting rules becomes a non-reporting company under the Securities Exchange Act of 1934, all Tranches are restricted from sale and transfer for 12 months from the Vesting Date.

c)	Restrictions Upon Ceasing to be a Director or Officer: If a Participant who is a director or officer of the Company (each, a “Covered Participant”) ceases to hold such office or position for any reason whatsoever (including, without limitation, resignation, retirement, termination with or without cause, death or disability), any restrictions imposed under this Sub-Plan shall automatically lapse and cease to apply in full from the date that is three (3) calendar months following the Cessation Date. Cessation Date means the date on which the Covered Participant last holds office as a director or officer of the Company

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